As filed with the Securities and Exchange Commission on April 22, 2026

Registration No. 333-197064

Registration No. 333-256035

Registration No. 333-265582

Registration No. 333-286818

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-)

TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Diamond Hill Investment Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio		65-0190407
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
325 John H. McConnell Blvd., Suite 200 Columbus, Ohio 43215
(Address of Principal Executive Offices)

Diamond Hill Investment Group, Inc. 2014 Equity and Cash Incentive Plan

Diamond Hill Investment Group, Inc. Employee Stock Purchase Plan

Diamond Hill Investment Group, Inc. 2022 Equity and Cash Incentive Plan

Diamond Hill Investment Group, Inc. 2025 Equity and Cash Incentive Plan

(Full Title of the Plan)

David P. O'Connor

General Counsel and Secretary

Diamond Hill Investment Group, Inc.

1345 Avenue of the Americas New York, NY 10105

(212) 698-3173
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, ” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

These Post-Effective Amendments (the “Post-Effective Amendments”), filed by Diamond Hill Investment Group, Inc., an Ohio corporation (the “Registrant”) with the Securities and Exchange Commission (the “SEC”), relate to the following Registration Statements on Form S-8 (collectively, as each amended as of immediately prior to the filing of these Post-Effective Amendments, the “S-8 Registration Statements”) of the Registrant:

1.	Registration Statement on Form S-8 (No. 333-197064), filed with the SEC on June 27, 2014;

2.	Registration Statement on Form S-8 (No. 333-256035), filed with the SEC on May 12, 2021;

3.	Registration Statement on Form S-8 (No. 333-265582), filed with the SEC on June 14, 2022; and

4.	Registration Statement on Form S-8 (No. 333-286818), filed with the SEC on April 29, 2025.

On December 10, 2025, the Registrant, First Eagle Investment Management, LLC (“First Eagle”) and Soar Christopher Holdings, Inc., a direct, wholly owned subsidiary of First Eagle (the “Merger Sub”), entered into an Agreement and Plan of Merger that provides for the acquisition of the Registrant by First Eagle (such agreement, as it may be amended from time to time, referred to as the “Merger Agreement”). On April 22, 2026, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of First Eagle.

In connection with the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to existing registration statements, including the S-8 Registration Statements. In accordance with the undertakings made by the Registrant in each of the S-8 Registration Statements to remove from registration, by means of a post-effective amendment, any of the Registrant’s securities that remain unsold at the termination of each such offering, the Registrant hereby removes from registration, by means of these Post-Effective Amendments, any and all securities registered under the S-8 Registration Statements that remain unsold as of the effectiveness of the Merger on April 22, 2026 and terminates the effectiveness of each of the S-8 Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on April 22, 2026.

DIAMOND HILL INVESTMENT GROUP, INC.
By:	/s/ David P. O’Connor
	Name:	David P. O’Connor
	Title:	General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.